Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Incorporated Location	Holding Company (1) or Subsidiary (2)	Percentage Owned
BCD (Shanghai) Micro-Electronics Limited	China	2	100%
BCD Semiconductor Limited (Hong Kong)	Hong Kong	1	100%
BCD Semiconductor Manufacturing Limited	Cayman Islands	2	100%
Diodes (Shanghai) Investment Company Limited	China	1	100%
Diodes FabTech Inc.	Delaware	2	100%
Diodes Holding B.V	Netherlands	1	100%
Diodes Holdings UK Limited	United Kingdom	1	100%
Diodes Hong Kong Holding Company Limited	Hong Kong	1	100%
Diodes Hong Kong Limited	Hong Kong	2	100%
Diodes International B.V.	Netherlands	1	100%
Diodes Kaihong Shanghai Limited	China	2	100%
Diodes Korea Inc	Korea	2	100%
Diodes Taiwan S.a.r.l	Luxembourg	1	100%
Diodes Taiwan S.a.r.l. Taiwan Branch	Taiwan	2	100%
Diodes Technology (Chengdu) Company Limited	China	2	98.02%
Diodes Zetex GmbH	Germany	2	100%
Diodes Zetex Limited	United Kingdom	2	100%
Diodes Zetex Neuhaus GmbH	Germany	2	100%
Diodes Zetex Semiconductors Limited	United Kingdom	2	100%
Eris Technology Co	Taiwan	2	51%
Pericom Asia Limited	Hong Kong	2	100%
Pericom Global Limited	Cayman Islands	2	100%
Pericom International Limited	Cayman Islands	2	100%
Pericom Semiconductor (HK) Limited	Hong Kong	2	100%
Pericom Technology (Yangzhou) Corporation	China	2	100%
Pericom Technology Inc.	British Virgin Islands	2	100%
Pericom Technology Inc.	Hong Kong	2	100%
Pericom Technology Inc.	China	2	100%
PSE Technology (Shandong) Corporation	China	2	100%
PSE Technology Corporation	Taiwan	2	100%
Shanghai Kaihong Electronic Co., Ltd.	China	2	95%
Shanghai Kaihong Technology Company Limited	China	2	95%
Shanghai SIM-BCD Semiconductor Manufacturing Co. Ltd.	China	2	100%
TF Semiconductor Solutions, Inc	Delaware	2	58%
Zetex (Chengdu) Electronics Company Limited	China	2	95%